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                                                                      EXHIBIT 11

                         THE GENERAL CHEMICAL GROUP INC.
         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
                                   (UNAUDITED)

Earnings per share were calculated as follows:

                                                                   THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                        JUNE 30,                   JUNE 30,
                                                                   ------------------         ------------------
                                                                    1996        1997          1996          1997
                                                                    ----        ----          ----          ----
Primary

    Total income used for primary
     earnings per share....................................       $ 7,042      $17,258      $16,358       $28,972
                                                                  =======      =======      ========      =======
    Weighted average common shares
     outstanding...........................................        21,001       21,285       20,369        21,794

    Weighted average common
     equivalent shares.....................................           505        1,065          252         1,029
                                                                  -------      -------      -------       -------
    Weighted average common and
     common equivalent shares..............................        21,506       22,350        20,621       22,823
                                                                  =======      =======      ========      =======
    Primary earnings per common share
     and common equivalent shares .........................       $   .33      $   .77      $   .79       $  1.27
                                                                  =======      =======      ========      =======
Fully Diluted

    Total income used for primary
     earnings per share....................................       $ 7,042      $17,258      $ 16,358      $28,972
                                                                  =======      =======      ========      =======
    Weighted average common shares
     outstanding...........................................        21,001       21,285        20,369       21,794
    Weighted average common
     equivalent shares.....................................           519        1,177           259        1,177
                                                                  -------      -------      -------       -------
    Weighted average common and
     common equivalent shares..............................        21,520       22,462        20,628       22,971
                                                                  =======      =======      ========      =======
    Primary earnings per common share
     and common equivalent shares .........................       $   .33      $   .77      $    .79      $  1.26
                                                                  =======      =======      ========      =======



                                      -14-

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